Exhibit (a)(1)(H)

Magma Design Automation, Inc.
ID: 77-0454924
Notice of Grant of Award	1650 Technology Drive
and Award Agreement	San Jose, CA 95110

[Name]	Award Number:
Plan:
ID:

Effective MM/DD/YYYY, you have been granted an award of xxx,xxx restricted stock units. These units are restricted until the vest date(s) shown below, at which time you will receive shares of Magma Design Automation, Inc. (the Company) common stock.

The current total value of the award is $xxx,xxx.xx.

The award will vest in increments on the date(s) shown.

Shares	Full Vest

By your signature and the Company’s signature below, you and the Company agree that this award is granted under and governed by the terms and conditions of the Company’s Award Plan as amended and the Award Agreement, all of which are attached and made a part of this document.

Magma Design Automation, Inc.	Date

[Name]	Date

NON-US

MAGMA DESIGN AUTOMATION, INC.

STOCK UNIT AGREEMENT TO THE

MAGMA DESIGN AUTOMATION, INC. 2001 STOCK INCENTIVE PLAN

FOR NON-US PARTICIPANTS

Unless otherwise defined herein, the terms defined in Magma Design Automation, Inc.’s 2001 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Stock Unit Agreement (the “Agreement”).

You have been granted Stock Units (“Stock Units”) subject to the terms, restrictions and conditions of the Plan, the Notice of Grant of Award (“Notice of Grant”) and this Agreement, including the Appendix described in paragraph 22.

1. Settlement. Unless and until the Stock Units have vested in accordance with the vesting schedule set forth in the Notice of Grant, Participant will have no right to payment of such Stock Units. Prior to actual payment of any vested Stock Units, such Stock Units will represent an unsecured obligation. Settlement of Stock Units shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice of Grant, subject to paragraphs 2 and 14. Settlement of Stock Units shall be in whole Shares only.

2. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Stock Units will be considered as having vested as of the date specified by the Committee. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Stock Units is accelerated in connection with Participant ceasing to provide Services (other than due to death) and the Stock Units may be considered deferred compensation under Section 409A, the Stock Units that vest on account of such cessation will not be considered due or payable until Participant has a “separation from service” within the meaning of Section 409A. In addition, if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of his or her separation from service and (y) the payment of such accelerated Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the date of his or her separation from service, then the payment of such accelerated Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s separation from service, unless he or she dies during such six (6) month period, in which case, the Stock Units will be paid to Participant’s estate as soon as practicable following his or her death, subject to paragraph 14. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time.

3. No Stockholder Rights. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

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4. Dividend Equivalents. Dividends or dividend equivalents, if any (whether in cash or Shares), shall not be credited to Participant until the Shares are issued.

5. No Transfer. The Stock Units and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of during Participant’s lifetime. Any Stock Units that are vested at the time of Participant’s death will be transferred according to the terms of Participant’s will or the applicable laws of descent and distribution.

6. Termination. If Participant’s continuous Service with the Company or any of its Subsidiaries or Affiliates shall terminate for any reason (whether or not in breach of local labor laws), all unvested Stock Units shall be forfeited to and reacquired by the Company forthwith at no cost to the Company, and all rights of Participant to such Stock Units shall immediately terminate. Unless otherwise determined by the Company, for purposes of the preceding sentence, Participant’s right to vest in the Stock Units, if any, will terminate effective as of the date that Participant is no longer actively providing Service and will not be extended by any notice period mandated under local law (e.g., active Service would not include a period of “garden leave” or similar period pursuant to local law). In case of any dispute as to whether termination of Participant’s continuous Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

7. Acknowledgement. The Company and Participant agree that the Stock Units are granted under and governed by this Agreement, the provisions of the Plan and the Notice of Grant (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Stock Units subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice of Grant.

8. Responsibility for Taxes. Participant acknowledges that there will be tax consequences upon vesting and settlement of the Stock Units or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such vesting, settlement or disposition. Further, regardless of any action the Company or Participant’s actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Units, the issuance of Shares upon settlement of the Stock Units, the subsequent sale of any Shares acquired pursuant to such issuance and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

NON-US

3

Prior to any relevant taxable or tax withholding event, as applicable, Participant shall pay or make adequate arrangements satisfactory to the Company and/or to the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer or their respective agents, at their discretion, to satisfy the obligations with respect to all Tax-Related Items by one or combination of the following:

(i)	withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; and/or

(ii)	withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); and/or

(iii)	withholding in Shares to be issued upon vesting/settlement of the Stock Units.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares to Participant if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

9. Nature of Grant. In accepting the grant of Stock Units, Participant acknowledges that:

(a) the grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units even if Stock Units have been awarded repeatedly in the past;

(b) all decisions with respect to future grants of Stock Units, if any, will be at the sole discretion of the Company;

(c) Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment relationship at any time;

(d) Participant is voluntarily participating in the Plan;

(e) for labor law purposes, the Stock Units and the Shares subject to the Stock Units are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of Participant’s employment contract, if any;

NON-US

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(f) the Stock Units and the Shares subject to the Stock Units are not intended to replace any pension rights or compensation;

(g) the Stock Units and the Shares subject to the Stock Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate;

(h) the grant of the Stock Units and Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;

(i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; and

(j) in consideration of the grant of the Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from termination of Participant’s continuous Service (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.

10. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

11. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Stock Unit grant materials by and among, as applicable, the Employer, the Company, its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, residency status, any shares of stock or directorships held in the Company, details of all Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*TRADE or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that these recipients may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant

NON-US

5

understands that Participant may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

12. Modifications to the Agreement. This Agreement (in which the Plan and Notice of Grant are incorporated by reference) constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, the Company reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally alter or modify the Plan or this Agreement to ensure all Stock Units are made in a manner that complies with applicable laws and to ensure that Stock Units provided to Participants who are or may become subject to U.S. tax law are made in such a manner that either qualifies for exemption from or complies with Section 409A of the Code; provided, however that the Company makes no representations that the Plan, any Agreement, or any Stock Units granted thereunder will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Plan, the Agreement or any Stock Unit award made thereunder.

13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its General Counsel, at 1650 Technology Drive, San Jose, California 95110 U.S.A., or at such other address as the Company may hereafter designate in writing.

14. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable U.S. federal, state and other laws and regulations, all applicable foreign laws and all applicable requirements of any stock exchange or automated quotation system on which the Company’s Stock may be listed or quoted at the time of such issuance or transfer.

15. Restrictions on Sale of Securities. The Shares issued as payment for vested Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt (subject to any country-specific terms in the Appendix to this Agreement). However, Participant’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

NON-US

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16. Governing Law and Venue. This Stock Unit grant and the provisions of this Agreement are governed by, and will be interpreted and enforced under, the laws of the State of California (without regard to such state’s conflict of laws provisions). For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the Company and Participant.

18. Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

20. Severability. The Plan and Notice of Grant are incorporated herein by reference. The Plan, the Notice of Grant and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

21. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

22. Appendix. Notwithstanding any provisions in this Agreement, the Stock Unit grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

23. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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By Participant’s signature and the signature of the Company’s representative on the Notice of Grant, Participant and the Company agree that this Stock Unit is granted under and governed by the terms and conditions of the Plan, the Notice of Grant and this Agreement. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Participant has reviewed the Plan, the Notice of Grant and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Notice of Grant and this Agreement. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice of Grant and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.

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APPENDIX

MAGMA DESIGN AUTOMATION, INC.

STOCK UNIT AGREEMENT TO THE

MAGMA DESIGN AUTOMATION, INC. 2001 STOCK INCENTIVE PLAN

FOR NON-U.S. PARTICIPANTS

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Stock Units (“Stock Units”) granted to Participant under the Magma Design Automation, Inc. (the “Company”) 2001 Stock Incentive Plan (the “Plan”) if Participant resides in one of the countries listed below. Unless otherwise defined herein, the terms defined in the Plan and/or the Stock Unit Agreement (the “Agreement”), as applicable, shall have the same defined meanings in this Appendix.

Notifications

This Appendix also includes information regarding securities, exchange control and certain other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Stock Units vest or Shares acquired under the Plan are sold.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of a particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, the information contained herein may not be applicable to Participant.

CANADA

Terms and Conditions

Settlement. This provision supplements paragraph 1 of the Agreement.

Notwithstanding any discretion or anything to the contrary in the Plan or the Agreement, the grant of the Stock Units does not provide any right for Participant to receive a cash payment and the Stock Units are payable in Shares only.

Termination. This provision replaces paragraph 6 of the Agreement.

If Participant’s continuous Service with the Company or any of its Subsidiaries or Affiliates shall terminate for any reason (whether or not in breach of local labor laws), all unvested Stock Units shall be forfeited to and reacquired by the Company forthwith at no cost to the Company, and all rights of Participant to such Stock Units shall immediately terminate. For purposes of the preceding sentence, unless otherwise determined by the Company, Participant’s right to vest in the Stock Units, if any, will terminate effective as of the date that is the earlier of: (i) the date Participant receives notice of termination of employment from the Company or the Employer, or (ii) the date Participant is no longer actively employed by the Company or the Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). In case of any dispute as to whether termination of Participant’s continuous Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

The following provisions will apply to Participants who are resident in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Appendix, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir souhaité expressément que la convention («Agreement »), ainsi que cette Annexe, ainsi que tous les documents, les notices et la documentation juridique fournis ou mis en œuvre ou institués directement ou indirectement, relativement aux présentes, soient rédigés en anglais.

Data Privacy. This provision supplements paragraph 11 of the Agreement.

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, any Subsidiary or Affiliate and E*TRADE (or any other stock plan service provider as may be selected by the Company to assist with the Plan) to disclose and discuss the Plan with their advisors. Participant further authorizes the Company and any Subsidiary or Affiliate to record such information and to keep such information in Participant’s employee file.

CHINA

Terms and Conditions

Settlement. This provision supplements paragraph 1 of the Agreement.

Due to legal restrictions in China, immediately upon settlement of the Stock Units, Participant will be required to sell all of the Shares issued to him or her. To complete the immediate sale of the Shares, Participant must notify E*TRADE (or any other applicable broker) to (a) sell all of the Shares issued to him or her at settlement; (b) use the proceeds to pay any applicable brokerage fees and taxes; and (c) remit the balance in cash to Participant, subject to the following paragraph. Participant acknowledges that the broker is under no obligation to arrange for the sale of the Shares at any particular price. The Company reserves the right to remove the immediate sale requirement depending on the development of local law, as determined by the Company in its sole discretion.

Exchange Control Requirements. Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to repatriate the cash proceeds from the sale of the Shares to China. Participant further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company, a Subsidiary or Affiliate or the Employer, and Participant hereby consents and agrees that any cash proceeds may be transferred to such special account prior to being delivered to Participant. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Terms and Conditions

Language Consent. In accepting the grant of Stock Units and the Agreement which provides for the terms and conditions of the Stock Units, Participant confirms that he or she has read and understood the documents relating to the Stock Units (the Notice of Grant, the Plan and the Agreement), which were provided in the English language. Participant accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant cette attribution gratuite d’actions et ce contrat qui contient les termes et conditions de cette attribution d’actions gratuites, le Participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution d’actions gratuites (le Notice d’Attribution, le Plan et le Contrat d’Attribution) qui lui ont été communiqués en langue anglaise. Le Participant en accepte les termes en connaissance de cause.

Notifications

Exchange Control Notification. The value of any cash or securities imported to France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities exceeds a certain amount (€7,600 for 2008 for transfers outside the European Union).

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for Participant. In addition, Participant must report to the German Federal Bank any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 in any month.

INDIA

Terms and Conditions

Fringe Benefit Tax. In accepting the grant of Stock Units, Participant consents and agrees to assume any and all liability for fringe benefit tax that may be payable by the Company and/or the Employer in connection with the Stock Units. Further, in accepting the grant of Stock Units, Participant agrees that the Company and/or the Employer may collect the fringe benefit tax from Participant by any of the means set forth in paragraph 8 of the Agreement or by any other reasonable method established by the Company. Participant also agrees to execute any other consents or elections required to accomplish the foregoing, promptly upon request by the Company.

Notifications

Exchange Control Notification. Participant understands that Participant must repatriate any proceeds from the sale of Shares acquired under the Plan to India and convert the proceeds into local currency within ninety (90) days of receipt. Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency. Participant should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Employer requests proof of repatriation.

ISRAEL

Terms and Conditions

Settlement. This provision supplements paragraph 1 of the Agreement.

Due to tax considerations in Israel, immediately upon settlement of the Stock Units, Participant will be required to sell all of the Shares issued to him or her. To complete the immediate sale of the Shares, Participant must notify E*TRADE (or any other applicable broker) to (a) sell all of the Shares issued to him or her at settlement; (b) use the proceeds to pay any applicable brokerage fees and taxes; and (c) remit the balance in cash to Participant, subject to the following paragraph. Participant acknowledges that the broker is under no obligation to arrange for the sale of the Shares at any particular price. The Company reserves the right to remove the immediate sale requirement depending on the development of local law and any relevant ruling received from the Israeli Tax Authorities with respect to the Stock Units, as determined by the Company in its sole discretion.

ITALY

Terms and Conditions

Data Privacy. This provision replaces paragraph 11 of the Agreement:

Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of Participant’s personal data as described below by and among, as applicable, the Employer, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Employer, the Company and any Subsidiary or Affiliate may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, residency status, number of Shares held and the details of all Stock Units or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing Participant’s participation in the Plan (“Data”).

Participant understands that providing the Company with Data is necessary for the performance of this Agreement and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of personal data processing is Magma Design Automation, Inc., with registered offices at 1650 Technology Drive, San Jose, California 95110, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Magma Design Automation, Limited (Italian representative office) with registered offices at 250 South Oak Way, Green Park, Reading, Berkshire, RG2 6UG, United Kingdom.

Participant understands that Data may be transferred to the Company, a Subsidiary or Affiliate, E*TRADE or any other party involved in the implementation, administration and management of the Plan. Such recipients may receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere, and the recipients’ country may have different data privacy laws and protections from Italy.

Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan.

Participant understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage Participant’s participation in the Plan. Participant understand that pursuant to Section 7 of Legislative Decree 196/2003, Participant has the right to, including but not limited to, access, delete, update, correct or stop, for legitimate reasons, the Data processing. Furthermore, Participant is aware that Data will not be used for direct marketing purposes. In addition, Data can be reviewed and questions or complaints can be addressed by contacting Participant’s local human resources representative.

Plan Document Acknowledgment. In accepting the grant of Stock Units, Participant acknowledges that Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix.

Participant further acknowledges that Participant has read and specifically and expressly approves the following paragraphs of the Agreement and this Appendix: Paragraph 8: Responsibility for Taxes; Paragraph 9: Nature of Grant; Paragraph 16: Governing Law and Venue; Paragraph 18: Language; Paragraph 19: Electronic Delivery and Participation; Paragraph 23: Imposition of Other Requirements; and the Data Privacy paragraph above.

Notifications

Exchange Control Notification. Participant is required to report in Participant’s annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. Participant is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on Participant’s behalf.

JAPAN

No country-specific provisions.

KOREA

Notifications

Exchange Control Notification. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the proceeds to Korea within 18 months of the sale.

NETHERLANDS

Notifications

Securities Law Notification. Participant should be aware of Dutch insider trading rules which may impact the sale of Shares acquired under the Plan. In particular, Participant may be prohibited from effecting certain securities transactions if Participant has insider information regarding the Company.

In accepting the grant of Stock Units and participating in the Plan, Participant acknowledges having read and understood this Securities Law Notification and acknowledges that it is Participant’s responsibility to comply with the following Dutch insider trading rules:

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to an issuer is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price.

Given the broad scope of the definition of inside information, certain employees of the Company working at a Subsidiary or Affiliate in the Netherlands (including Participant) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when Participant had such inside information.

TAIWAN

Notifications

Exchange Control Notification. Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) up to US$5,000,000 per year without justification.

If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction is US$500,000 or more in a single transaction, Participant must also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Terms and Conditions

Settlement. This provision supplements paragraph 1 of the Agreement.

Notwithstanding any discretion or anything to the contrary in the Plan or the Agreement, the grant of the Stock Units does not provide any right for Participant to receive a cash payment and the Stock Units are payable in Shares only.

Responsibility for Taxes. This provision supplements paragraph 8 of the Agreement:

If payment or withholding of the Tax-Related Items (including the Employer NICs, as defined below) is not made within ninety (90) days of the event giving rise to the Tax-Related Items or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items shall constitute a loan owed by Participant to the Employer, effective as of the Due Date. Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time by any of the means set forth in paragraph 8 of the Agreement. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant shall not be eligible for a loan from the Company to cover the Tax-Related Items. In the event Participant is a director or executive officer of the Company and the Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”) will be payable. Participant will be responsible for reporting any income tax and NICs (including the Employer NICs, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election. Participant agrees to accept any liability for secondary Class 1 NICs (the “Employer NICs”) which may be payable by the Company and/or the Employer in connection with the Stock Units and any event giving rise to Tax-Related Items and it is a condition of vesting and delivery of Shares that this agreement to bear the Employer NICs is in force on the date of vesting. Without limitation to the above, Participant agrees to execute a joint election with the Company and/or the Employer, (which shall be in substantially the form attached hereto as Annex 1) (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consents or elections required to accomplish the transfer of the Employer NICs to Participant.

Participant agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer NICs from Participant by any of the means set forth in paragraph 8 of the Agreement. Participant agrees to enter into a Joint Election prior to the vesting of any Stock Units.

Annex 1

MAGMA DESIGN AUTOMATION, INC.

2001 STOCK INCENTIVE PLAN

Election to Transfer the Employer’s National Insurance Liability to the Employee

1.	Parties

This Election is between:

(A)	(the “Employee”), who is eligible to receive Stock Units (“Stock Units”) granted by Magma Design Automation, Inc., 1650 Technology Drive, San Jose, California 95110, U.S.A. (the “Company”) pursuant to the Magma Design Automation, Inc., 2001 Stock Incentive Plan (the “Plan”), and

(B)	Magma Design Automation Ltd., 250 South Oak Way, Green Park, Reading, Berkshire, RG2 6UG, U.K., Registered Number: 03771856 (the “Employer”), which employs the Employee.

2.	Purpose of Election

2.1	This Election relates to the Employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a “Taxable Event” pursuant to section 4(4)(a) of the Social Security Contributions and Benefits Act 1992, including:

(i)	the acquisition of securities pursuant to the Stock Units (pursuant to section 477(3)(a) ITEPA); and/or

(ii)	the assignment (if applicable) or release of the Stock Units in return for consideration (pursuant to section 477(3)(b) ITEPA); and/or

(iii)	the receipt of a benefit in connection with the Stock Units other than a benefit within (i) or (ii) above (pursuant to section 477(3)(c) ITEPA).

In this Election, ITEPA means the Income Tax (Earnings and Pensions) Act 2003.

2.2	This Election applies to all Stock Units granted to the Employee under the Plan on or after April 3, 2006 up to May 4, 2011.

2.3	This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

3.	The Election

The Employee and the Employer jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Employee. The Employee understands that by signing this Election he or she will become personally liable for the Employer’s Liability covered by this Election.

4.	Payment of the Employer’s Liability

4.1	The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Taxable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Taxable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the Stock Unit(s); and/or

(iv)	through any other method as set forth in the Stock Unit Agreement entered into between the Employee and the Company.

4.2	The Employer hereby reserves for itself and the Company the right to withhold the transfer of any securities to the Employee until full payment of the Employer’s Liability is received.

4.3	The Employer agrees to remit the Employer’s Liability to Her Majesty’s Revenue and Customs (“HMRC”) on behalf of the Employee within fourteen (14) days after the end of the UK tax month during which the Taxable Event occurs.

5.	Duration of Election

5.1	The Employee and the Employer agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2	This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Employer agree in writing that it should cease to have effect;

(ii)	the date the Employer serves written notice on the Employee terminating its effect;

(iii)	the date HMRC withdraws approval of this Election; or

(iv)	the date the Election ceases to have effect in accordance with its terms in respect of any outstanding Stock Units granted under the Plan.

Signed by

The Employee

Date

Signed for and on behalf of Magma Design Automation Ltd.

BY:

Position:	Director

Date: